UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 22, 2021
TYSON FOODS, INC.
(Exact name of Registrant as specified in its charter)

Delaware		001-14704	71-0225165
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

2200 West Don Tyson Parkway,
Springdale,	Arkansas		72762-6999
(Address of Principal Executive Offices)			(Zip Code)
(479) 290-4000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class			Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock	Par Value	$0.10	TSN	New York Stock Exchange
Class B stock is not publicly listed for trade on any exchange or market system. However, Class B stock is convertible into Class A stock on a share-for-share basis.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On March 22, 2021, Tyson Foods, Inc. (the “Company”) entered into a Term Loan Agreement (the “Term Loan Agreement”) with the lenders from time to time party thereto, Bank of America, N.A., as the initial lender and Administrative Agent, and BofA Securities, Inc., as Sole Bookrunner and Sole Lead Arranger.
On March 25, 2021, the Company borrowed the full $500 million available under the Term Loan Agreement (such borrowing, the “Term Loan”). The Company used the proceeds of the Term Loan, together with $250 million in cash on hand, to refinance in full the $750 million outstanding under the Company’s existing $1.5 billion term loan facility, dated as of March 27, 2020, among the Company, as borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Existing Term Loan Agreement”).
Interest on borrowings under the Term Loan Agreement will accrue and be payable, at the Company’s option, at an annual rate equal to (a) the eurocurrency rate plus 0.80% or (b) the highest of (i) the prime rate published in The Wall Street Journal, (ii) the federal funds rate or overnight bank funding rate, whichever is greater, and in either case plus 0.50%, and (c) an adjusted eurocurrency rate plus 1.00%. The Term Loan will initially accrue interest at an annual rate equal to the eurocurrency rate plus 0.80%, subject to conversion, at the Company’s option, to one of the alternate interest rates set forth above. The Term Loan matures on March 22, 2023, two years from the date of closing.
The covenants under the Term Loan Agreement include limitations on indebtedness; liens; swap agreements (with exceptions for certain swap agreements including, without limitation, such agreements entered into to hedge or mitigate risks to which the Company or a subsidiary has actual exposure); mergers, consolidations, liquidations and dissolutions; transactions with affiliates; asset sales; and changes in lines of business, each with respect to the Company and certain of its subsidiaries. In addition, the Term Loan Agreement (i) limits the ratio of the Company’s debt to capitalization to a maximum of 0.60 to 1.0, increased to 0.65 to 1.0 following certain material acquisitions, and (ii) requires the ratio of the Company’s consolidated EBITDA to consolidated cash interest expense to be no less than 3.50 to 1.0 for any period of four consecutive fiscal quarters.
The Term Loan Agreement contains customary events of default, such as non-payment of obligations under the Term Loan Agreement, violation of affirmative or negative covenants, material inaccuracy of representations, non-payment of other material debt, bankruptcy or insolvency, ERISA and certain judgment defaults, change of control and failure of any guarantee to remain in full force and effect.
The Administrative Agent and its affiliates engage in transactions with, and perform services for, the Company and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in other commercial banking transactions and underwriting, investment banking, financial advisory and other financial services transactions with the Company and its affiliates.
The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.
Item 1.02 Termination of a Material Definitive Agreement.
On March 25, 2021, the Company applied the proceeds of the Term Loan, together with cash on hand, to repay in full the indebtedness outstanding under the Existing Term Loan Agreement, satisfying the obligations of the Company under the Existing Term Loan Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit Number	Description
10.1
Term Loan Agreement, dated as of March 22, 2021, among the Company, as the borrower, the lenders from time to time party thereto, Bank of America, N.A., as the initial lender and Administrative Agent, and BofA Securities, Inc., as Sole Bookrunner and Sole Lead Arranger.

104	Cover Page Interactive Data File formatted in iXBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: March 25, 2021	By:	/s/ Stewart Glendinning

	Name:	Stewart Glendinning
	Title:	Executive Vice President and Chief Financial Officer

3